UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                          Commission File No. 001-11515

                         COMMERCIAL FEDERAL CORPORATION
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             (Exact name of registrant as specified in its charter)

         13220 CALIFORNIA STREET, OMAHA, NEBRASKA 68154, (402) 554-9200
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     (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                      SUBORDINATED NOTES DUE DECEMBER 2006
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            (Title of each class of securities covered by this Form)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                            SHAREHOLDER RIGHTS PLAN
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

           Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)  [ ]        Rule 12h-3(b)(1)(i)     [X]
           Rule 12g-4(a)(1)(ii) [ ]        Rule 12h-3(b)(1)(ii)    [ ]
           Rule 12g-4(a)(2)(i)  [ ]        Rule 12h-3(b)(2)(i)     [ ]
           Rule 12g-4(a)(2)(ii) [ ]        Rule 12h-3(b)(2)(ii)    [ ]
                                           Rule 15d-6              [ ]

           Approximate number of holders of record as of the certification or notice date: NONE

           Pursuant to the requirements of the Securities Exchange Act of 1934, Commercial Federal Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: December 1, 2004          BY: /s/ David S. Fisher
                                    --------------------------------------------
                                    David S. Fisher
                                    Executive Vice President and Chief Financial
                                     Officer